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                                                                  Exhibit 23



                           Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Savings and Retirement Income Plan and Trust of Roadway Services, Inc. for the registration of 1,700,000 shares of its Common Stock of our reports (a) dated January 25, 1994, with respect to the consolidated financial statements and schedules of Roadway Services, Inc. and subsidiaries included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993 and (b) dated May 21, 1993, with respect to the financial statements of the Roadway Services, Inc. Stock Savings and Retirement Income Plan and Trust included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.



                                                     ERNST & YOUNG

March 8, 1994